Exhibit 10.1

March 27, 2019

Mr. James Pollock
1421 Frog Hollow Road
Rydal, PA  19046

Dear Jim:

We are pleased to extend to you an offer of employment to join USA Technologies, Inc. (“USA”) as Chief Compliance Officer. In your role as Chief Compliance Officer you will report to the Compliance Committee of USA’s Board of Directors. Your first day of employment will be April 15, 2019.

This offer is contingent upon approval of this letter by our Board of Directors which is expected to be no later than March 22, 2019.

The following are the terms of your employment:

•	Your annual base salary will be $235,000.
•
Signing bonus of incentive stock options to purchase up to 20,000 shares exercisable at the closing price of the shares on the date of grant. The options would vest over a three-year period as follows, provided that you are employed by USA on the respective vesting dates:  one-third on the first annual anniversary of the date of the grant; one-third on the second annual anniversary of the date of the grant; and one-third on the third annual anniversary of the date of the grant. The options would be exercisable for a period of seven years from the grant date. The options would not be exercisable in any event unless or until USA would be eligible to utilize a Form S-8 registration statement under the Securities Act of 1933.

•
An additional signing bonus consisting of a cash payment of $30,000 to be paid on August 15, 2019, provided you are employed by USA on such date. The payment shall be subject to customary payroll and tax withholdings and deductions.

•
You will participate in a Short-Term Incentive Plan. If the target goals would be achieved, you would earn a cash bonus equal to 30% of your base salary. For fiscal year 2019, your STI award would be pro-rated from your start date through the end of USA’s fiscal year ended June 30, 2019. Your target goals under the fiscal year 2019 plan would be formalized by the Compensation Committee promptly following the date hereof, and would be based solely upon achievement of the compliance plan that you had previously prepared.

Offer of Employment
James Pollock

•
You will participate in a Long-Term Incentive Stock Plan. If each of the target goals would be achieved, you would earn an equity award with a value on the last day of the applicable fiscal year equal to 20% of your base salary. For fiscal year 2019, your LTI award would be pro-rated from your start date through the end of USA’s fiscal year ended June 30, 2019.  If each of the target goals would be achieved for the fiscal year 2019 plan, you would earn (subject to proration) an award of incentive stock options to purchase up to 30,000 shares with an exercise price equal to the closing price of the shares on June 30, 2019. The options  would vest over a three-year period as follows, provided that you are employed by USA on the respective vesting dates:  one-third at the time of issuance; one-third on June 30, 2020; and one-third on June 30, 2021. The options would be exercisable for a period of seven years from the grant date. Your target goals under the plan would be the same as for the other executive officers and would be based upon the actual performance of USA. The options would not be exercisable in any event unless or until USA would be eligible to utilize a Form S-8 registration statement under the Securities Act of 1933.

•	The Compensation Committee of USA’s Board of Directors, in consultation with the Compliance Committee, shall annually review your compensation.
•
You would be covered by and entitled to all of the fringe benefits that are generally available to USA employees, including health insurance, dental insurance, group life and disability insurance, and matching 401(k) plan. Please note that USA’s benefits program is subject to change and any such change would supersede this letter.

•	You will be covered as an executive officer of USA under our Directors and Officers liability insurance policy.
•
Employment with USAT is at-will, which means that either you or USA may end the relationship at any time for any or no reason. Notwithstanding the foregoing, and  other than a termination of your employment for cause (which shall not require any prior notice), USA will provide you with at least six (6) months prior notice of the termination of your employment for any or no reason. The term "cause" shall mean any of the following have occurred or exist as determined by USA: (A) your fraud, gross malfeasance, or willful misconduct, with respect to USA's business; (B) any material breach by you of this letter or any policy of USA; (C) any violation by you of any law, rule or regulation, which violation results or could reasonably be expected to result, in material harm to the business or reputation of USA; (D) conviction of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude; or (E) any intentional misapplication by you of USA's funds, or any material act of dishonesty committed by you.

•
You will devote your full time, energy, skills and attention to the business of USA, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

Offer of Employment
James Pollock

•
Except in connection with your duties as Chief Compliance Officer, you shall not, directly or indirectly, at any time from and after the date hereof, and whether or not your employment with USA has been terminated or has expired for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm, or corporation, any confidential information, including but not limited to, proprietary information, trade secret, business secret, financial information, financial projections, documents, process, procedures, know-how, data, marketing information, marketing method, marketing means, software information, intellectual property, special arrangement, or any other confidential information concerning the business or policies of USA, or concerning USA' s customers, clients, accounts, or suppliers, that you learned as a result of, in connection with, through your engagement with, or through your affiliation with USA, but not information that can be shown through documentary evidence to be in the public domain, or information that falls into the public domain, unless such information falls into the public domain by your direct or indirect disclosure or other acts. You agree to use your best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy nor remove confidential information from USA’s premises, whether physically or electronically, without the express written permission of USA.

•
You acknowledge that you will be subject to the following policies of USA: Employee Manual, Code of Business Conduct and Ethics, as amended; Blackout Period and Notification Policy; and Stock Ownership Guidelines for Directors and Executive Officers as well as any other policies that may be adopted by USA from time to time. As Chief Compliance Officer, you would also be required to file statements of beneficial ownership of USA securities pursuant to Section 16(a) of the Securities Exchange Act of 1934.

•
You represent and warrant to USA that you are not as of the date of this letter a party to or subject to any employment, non-compete, or similar agreement that would limit or prohibit, in whole of in part, the performance of your employment duties or responsibilities.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters.

This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

Your employment with USA will also be subject to a satisfactory background investigation to be conducted by USA.

Offer of Employment
James Pollock

Jim, we are very much looking forward to your joining the USA team! Please indicate your written acceptance by signing this letter and returning it to me by email.

Sincerely,

USA Technologies, Inc.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert, Chief Executive Officer

Accepted and Agreed to:

/s/ James Pollock
James Pollock

Dated: 3/27/2019